SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2014

MERIDIAN INTERSTATE BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-33898	20-4652200
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10 Meridian Street, East Boston, Massachusetts	02128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 567-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2014, Meridian Interstate Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, East Boston Savings Bank (the “Bank”), named Richard J. Gavegnano President of the Company and the Bank, and John A. Carroll Chief Operating Officer of the Company and the Bank. Mr. Gavegnano already serves as Chairman of the Board and Chief Executive Officer of the Company and the Bank. These appointments were made following the untimely passing of President and Chief Operating Officer Deborah Jackson.

Information with respect to Mr. Gavegnano, including a description of agreements with the Company and the Bank, can be found in the Company’s proxy statement for the 2013 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 17, 2013.

Mr. Carroll, age 47, joined the Bank in 2012, serving as Chief Information Officer. Previously, he served as Senior Vice President, Operations & Technology for nearly eight years at DanversBank, now People’s United Bank.

Item 8.01	Other Events

On March 5, 2014, the Board of Trustees of Meridian Financial Services, Incorporated (the “Mutual Holding Company”) and the Boards of Directors of the Company and the Bank each adopted the Plan of Conversion of the Mutual Holding Company (the “Plan”) pursuant to which the Mutual Holding Company will undertake a “second-step” conversion and cease to exist. The Bank will reorganize from a two-tier mutual holding company structure to a fully public stock holding company structure. The Mutual Holding Company currently owns approximately 59.2% of the shares of common stock of the Company.

Pursuant to the Plan, (i) the Bank will become a wholly owned subsidiary of a Maryland stock corporation (the “New Holding Company”), (ii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons (excluding shares purchased in the stock offering described below and cash received in lieu of fractional shares, and as adjusted to reflect certain assets held by the Mutual Holding Company), and (iii) the New Holding Company will offer and sell shares of common stock representing the ownership interest of the Mutual Holding Company in a subscription offering. The Plan is subject to regulatory approval as well as the approval of the corporators of the Mutual Holding Company and the Company’s stockholders (including the approval of a majority of the Company’s outstanding shares of common stock held by persons other than the Mutual Holding Company).

Shares not subscribed for in the subscription offering would be available for sale in a community offering and, if necessary, in a syndicated community offering or firm commitment underwritten public offering. The number and price of shares to be sold in the offering and the exchange ratio for current stockholders of the Company will be based on an independent appraisal.

The foregoing summary of the Plan is not complete and is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference.

The Company announced the adoption of the Plan in a press release dated March 5, 2014. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Plan of Conversion of Meridian Financial Services, Incorporated, dated March 5, 2014

99.1	Press Release dated March 5, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MERIDIAN INTERSTATE BANCORP, INC.

DATE: March 11, 2014	By:	/s/ Mark L. Abbate
Mark L. Abbate
Senior Vice President, Treasurer and Chief Financial Officer